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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               DEXTER CORPORATION
               (Exact name of registrant as specified in Charter)


        Connecticut                                         06-0321410
(State of incorporation or organization)   (I.R.S. Employer Identification No.)


One Elm Street, Windsor Locks, Connecticut                             06096
(Address of principal executive offices)                             (Zip Code)


        Securities to be registered pursuant to Section 12(b)of the Act:

         Title of each class                     Name of each exchange on which
         to be so registered                     each class is to be registered

         Rights to purchase
         Fractional Units of Preferred Stock            New York Stock Exchange

If this Form relates to the                   If this Form relates to the
registration of a  class of debt              registration of a class of debt
securities pursuant to                        securities pursuant to
Section 12(b) of the Exchange Act and is      Section 12(g) of the Exchange Act
effective pursuant to General Instruction     and is effective pursuant to
A(c), please check the following              General Instruction A(d), please
box [ ].                                      check the following box [ ].

              Securities Act registration statement file number to
                            which this Form relates:
                                 Not Applicable

       Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
                                (Title of class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

                  This Amendment No. 1 amends the Registrant's registration statement on Form 8-A Filed with the Securities and Exchange Commission on November 11, 1996 in connection with the Registrant's listing of rights to purchase fractional units of preferred stock ("Rights") on the New York Stock Exchange.

                  This Amendment No. 1 is being filed to include as an exhibit to this Registration Statement Amendment No. 1 dated as of October 4, 1999 to the Rights Agreement dated as of August 23, 1996 between Dexter Corporation and ChaseMellon Shareholders Services LLC, as Rights Agent. Except as hereby amended, there are no other changes to this Registration Statement.


Item 1.    Description of Securities to be Registered.

                  On August 23, 1996, the Board of Directors of Dexter Corporation (the "Company") authorized and declared a dividend distribution of one Right for each share of Common Stock of the Company outstanding at the close of business on November 17, 1996 (the " Record Date"), and authorized the issuance of one Right for each share of Common Stock of the Company issued between the Record Date and the Distribution Date. Each Right will represent the right to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock of the Company ("Preferred Stock"), having the rights, powers and preferences set forth in the Restated Certificate of Incorporation of the Company, at a purchase price of $90 per one two-hundredth of share of Preferred Stock (The "Purchase Price"), subject to adjustment from time to time. The Purchase Price may be paid, at the option of the holder, in cash or shares of capital stock having equivalent value. A description of the Rights is contained in the Rights Agreement dated as of August 23, 1996 (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C.
(the "Rights Agent") filed as an exhibit to this Registration Statement.

                  The Company has entered into Amendment No. 1 to the Rights Agreement dated as of October 4, 1999 ("Amendment No. 1"), a copy of which is attached hereto as Exhibit 4.2 and is incorporated herein by reference. Amendment No. 1 amends the definition of "Acquiring Person" in the Rights Amendment by lowering the beneficial ownership percentage threshold to become an Acquiring Person, and at which the Rights become exercisable, from 20% to 11% of the common shares of the Company then outstanding. Pursuant to Amendment No. 1, the definition of "Acquiring Person" does not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Person who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock, or (vi) any such Person who is one of the persons

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listed in Rule 13d-1(b)(1)(ii) under the Exchange Act or who is otherwise entitled to report such ownership on Schedule 13G under the Exchange Act (or any successor report), and is reporting such ownership on Schedule 13G under the Exchange Act, provided that such Person, together with its Affiliates and Associates, is the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding. Except as otherwise provided in Amendment No. 1, the other provisions of the Rights Agreement are not otherwise amended and continue in full force and effect.

Item 2.  Exhibits.

         (4.1) Rights Agreement, dated as of August 23, 1996, by and between Dexter Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent [incorporated by reference to Exhibit (4.1) to the Registration Statement on Form 8-A of Dexter Corporation dated as of November 11, 1996.]

         (4.2) Amendment No. 1, dated as of October 4, 1999, to Rights Amendment, dated as of August 23, 1996, by and between Dexter Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                DEXTER CORPORATION



Date: October 6, 1999                           By:/s/Bruce H. Beatt
                                                   ----------------------------
                                                   Bruce H. Beatt
                                                   Vice President and Secretary

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                                INDEX TO EXHIBITS

                  4.1. Rights Agreement, dated as of August 23, 1996, by and between Dexter Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent [incorporated by reference to Exhibit (4.1) to the Registration Statement on Form 8-A of Dexter Corporation dated as of November 11, 1996.]

                  4.2. Amendment No. 1, dated as of October 4, 1999, to Rights Amendment, dated as of August 23, 1996, by and between Dexter Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

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